UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2014

XO Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35217	13-3895178
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

195 Broadway, 25th Floor, New York, New York	10007
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 219-8555

(Former name or former address, if changed since last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers.

David Liu

On April 7, 2014, XO Group Inc. (the “Company”) entered into a letter agreement with David Liu, Co-Founder of the Company (the “Liu Agreement”). The Liu Agreement supersedes and replaces the letter agreement between Mr. Liu and the Company that was entered into in November 2008. The Liu Agreement provides that Mr. Liu will be the Company’s executive officer in charge of Ijie, and will provide guidance and strategic direction for the Company’s marketplace transition, CEO transition, entertainment initiatives and other matters.

The Liu Agreement has no specified term, and Mr. Liu’s employment with the Company will continue to be on an at-will basis. The material terms of the Liu Agreement are summarized below.

Base Salary and Incentive Bonus. Mr. Liu will receive an annual base salary of $400,000, subject to annual review by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”).

Mr. Liu will also be eligible to receive a bonus through his participation in the Company’s current annual executive officer incentive plan and any successor plan available to senior executive officers. Mr. Liu’s goals, bonus opportunity and form of payout under any such plan will be as approved by the Compensation Committee, provided that the minimum annual bonus opportunity will be 55% of his base salary for achievement of the threshold level of goals (with no bonus for a level of achievement below that) and the maximum annual bonus opportunity will be at least 150% of his base salary. In addition, in the event of a change in control (as defined in the Liu Agreement), thereafter for purposes of any incentive bonus calculated by reference to Mr. Liu’s base salary, such base salary will be assumed to be the greater of $500,000 and his actual base salary in effect on the date of the calculation.

Equity Awards. As of April 7, 2014, Mr. Liu will receive a grant of (a) 62,500 shares of time vested restricted common stock of the Company (“Time Vested Restricted Stock”) and (b) 62,500 shares of performance vested restricted common stock of the Company (“Performance Vested Restricted Stock”). The Time Vested Restricted Stock will vest in equal installments over 4 years. The Performance Vested Restricted Stock will vest based on a qualitative determination by the Compensation Committee of Ijie success, with a performance period that will run from the award date through the second anniversary thereof. The measurement date for the evaluation of Mr. Liu’s performance will be the earlier of the Compensation Committee’s determination that a triggering event related to Ijie success has occurred, or at the end of the performance period. The vesting date for the Performance Vested Restricted Stock will be the measurement date. Mr. Liu will also receive, as of April 7, 2014, an award of stock options to purchase 100,000 shares of Company common stock at an exercise price equal to the fair market value on the date of grant (“Stock Options”). The Stock Options will vest in equal installments over 4 years.

All other terms and conditions of these equity awards will be governed by the Company’s 2009 Stock Incentive Plan and the form of restricted stock award agreement or stock option agreement, as applicable.

Ongoing Equity Grants. Subject to the approval of the Compensation Committee in its discretion, Mr. Liu will be eligible to receive equity grants and other long-term incentives when such grants and awards are made to other senior executives of the Company generally. The amount of such equity grants or other long-term incentives will be commensurate with Mr. Liu’s position at the time awards are granted and on the same general terms and conditions as apply to the other executives of the Company.

Severance Terms. If the Company terminates Mr. Liu’s employment without Cause or Mr. Liu terminates his employment for Good Reason (in each case, as defined in the Liu Agreement), and subject to the satisfaction of specified conditions, the Company will provide the following severance benefits: (a) continued payment of base salary at his then-current rate for a period of 2 years; (b) continuation of regular benefits for the 2 year period; and (c) immediate and full vesting of any unvested portion of an incentive bonus that has been paid in the form of an equity award through Mr. Liu’s participation in the Company’s current annual executive officer incentive plan or any successor plan.

If the Company (or any successor entity) terminates Mr. Liu’s employment without Cause or Mr. Liu terminates his employment for Good Reason during the 90-day period prior to, or within 1 year following a change in control, and subject to the satisfaction of specified conditions, then Mr. Liu will be entitled to the vesting of equity awards as follows: (a) the Time Vested Restricted Stock and Stock Options will vest in an amount equal to the greater of 50% of the amount unvested prior to such termination or the amount that would have become vested on the first anniversary of the termination, and (b) any unvested Performance Vested Restricted Stock will vest upon the later of the change in control or the termination of Mr. Liu’s employment based upon an assessment, to be made prior to such change in control, that in the reasonable discretion of the Compensation Committee, the applicable objective performance goals have been achieved for the then current or most recent performance period, as applicable. In addition, if there is a change in ownership of control of the Company that would cause any payment or distribution by the Company or any other person to Mr. Liu to be subject to excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Company will determine the Safe Harbor Amount under the Code that would not result in such excise tax and will pay to Mr. Liu the higher of the Safe Harbor Amount (as such term is defined in the Liu Agreement) or the payments otherwise due to Mr. Liu in the absence of such provision, net of all applicable taxes.

Other Benefits. Mr. Liu will be entitled to a Company-provided leased automobile for personal use. In addition, the Company will reimburse Mr. Liu for all reasonable legal fees and expenses incurred by him in connection with any contest or dispute between Mr. Liu and the Company regarding any provision of the Liu Agreement. Finally, Mr. Liu will be eligible to participate in the benefit plans maintained by the Company from time to time generally for executive officers.

The foregoing description of the Liu Agreement is qualified in its entirety by reference to the full text of the Liu Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is in incorporated by reference herein.

Carley Roney

On April 7, 2014, the Company entered into an amendment (the “Roney Amendment”) to the Name and Likeness Licensing Agreement between the Company and Carley Roney, Chief Content Officer of the Company, dated November 5, 2008 (the “Licensing Agreement”).

The Roney Amendment provides that in connection with the license granted under the Licensing Agreement, Ms. Roney’s duties and responsibilities as an employee of the Company will include serving as an executive producer (or in comparable positions) and/or on-air talent in connection with the development of television, motion pictures and other video projects by the Company. The Roney Agreement further provides for the conditions under which these services will continue even if Ms. Roney is not employed by the Company for any reason.

The foregoing description of the Roney Amendment is qualified in its entirety by reference to the full text of the Roney Amendment, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is in incorporated by reference herein.

Item 8.01	Other Events.

On March 13, 2014, the Company released a letter to its members and customers written by David Liu, Chairman and Michael Steib, Chief Executive Officer. The letter is available on the Company’s website at http://www.xogroupinc.com/xo-group-company/executive-announcement.aspx and is also furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following documents are included as exhibits to this report:

10.1	Letter Agreement, dated April 7, 2014, between XO Group Inc. and David Liu.

10.2	Amendment to Name and Likeness Licensing Agreement, dated April 7, 2014, between XO Group Inc. and Carley Roney.

99.1	Letter, released March 13, 2014, from David Liu and Michael Steib, Addressed to the Company’s Members and Customers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XO GROUP INC. (Registrant)

Date: April 11, 2014	By:	/s/ GILLIAN MUNSON
Gillian Munson
Chief Financial Officer

EXHIBIT INDEX

10.1	Letter Agreement, dated April 7, 2014, between XO Group Inc. and David Liu.
10.2	Amendment to Name and Likeness Licensing Agreement, dated April 7, 2014, between XO Group Inc. and Carley Roney.
99.1	Letter, released March 13, 2014, from David Liu and Michael Steib, Addressed to the Company’s Members and Customers.